SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. _)*

                               Inktomi Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock Par Value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    457277101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 457277101                                         Page 2 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Oak Management Corporation
    06-0990851
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        4,913,810 shares

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        4,913,810 shares

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     4,913,810 shares
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     10.1%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

CUSIP No. 457277101                                         Page 3 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Oak Investment Partners VII, Limited Partnership
    06-1477520
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        4,793,417 shares of common stock

    (6) Shared voting power:
        Not applicable

    (7) Sole dispositive power:
        4,793,417 shares of common stock

    (8) Shared dispositive power:
        Not applicable

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     4,793,417
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     9.8%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 457277101                                         Page 4 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Oak Associates VII, LLC
    06-1490960
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        4,793,417 shares

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        4,793,417 shares

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     4,793,417
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     9.8%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO-LLC
--------------------------------------------------------------------------------

CUSIP No. 457277101                                         Page 5 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Oak VII Affiliates Fund, Limited Partnership
    06-6443681
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        120,393 shares

    (6) Shared voting power:
        Not applicable

    (7) Sole dispositive power:
        120,393 shares

    (8) Shared dispositive power:
        Not applicable

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     120,393 shares
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.25%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 457277101                                         Page 6 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Oak VII Affiliates, LLC
    06-1490961
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        120,393 shares

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        120,393 shares

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     120,393 shares
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.25%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO-LLC
--------------------------------------------------------------------------------

CUSIP No. 457277101                                         Page 7 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Bandel L. Carano

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        4,913,810 shares

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        4,913,810 shares

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     4,913,810 shares
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     10.1%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 457277101                                         Page 8 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Gerald R. Gallagher

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        4,913,810 shares

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        4,913,810 shares

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     4,913,810 shares
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     10.1%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 457277101                                         Page 9 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Edward F. Glassmeyer

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        4,913,810 shares

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        4,913,810 shares

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     4,913,810 shares
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     10.1%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 457277101                                         Page 10 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Fredric W. Harman

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        4,913,810 shares

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        4,913,810 shares

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     4,913,810 shares
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     10.1%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 457277101                                         Page 11 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Seth L. Harrison

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        4,913,810 shares

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        4,913,810 shares

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     4,913,810 shares
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     10.1%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 457277101                                         Page 12 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Ann H. Lamont

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        4,913,810 shares

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        4,913,810 shares

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     4,913,810 shares
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     10.1%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 457277101                                         Page 13 of 20 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Eileen M. More

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        4,913,810 shares

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        4,913,810 shares

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     4,913,810 shares
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     10.1%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

                                                            Page 14 of 20 pages

                                  Schedule 13G
                          Common Stock, Par Value $.001
                               Cusip No. 457277101

Item 1(a)         Name of Issuer:
                        Inktomi Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:
                        1900 S. Norfolk Street, Suite 310
                        San Mateo, CA 94403

Item 2(a)         Name of Person filing:

   Oak Investment Partners VII, Limited Partnership
   Oak Associates VII, LLC
   Oak VII Affiliates Fund, Limited Partnership
   Oak VII Affiliates, LLC
   Oak Management Corporation
   Bandel L. Carano
   Gerald R. Gallagher
   Edward F. Glassmeyer
   Fredric W. Harman
   Seth L. Harrison
   Ann H. Lamont
   Eileen M. More

Item 2(b)         Address of Principal Business Office or, if none, Residence:

   c/o Oak Management Corporation
   One Gorham Island
   Westport, CT 06880

Item 2(c)         Citizenship:

   Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)         Title of Class of Securities:

   Common stock, $.001 par value

Item 2(e)         CUSIP Number: 457277101

Item 3            Not Applicable.

Item 4            Ownership.

      The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities are based upon 48,628,818 Shares outstanding as of January 18, 1999, as reported in the Issuer's Proxy Statement, as filed on February 5, 1999 plus the shares issuable upon exercise of the options described in the following sentence. Amounts as shown as beneficially owned include currently exercisable options to purchase 29,265 shares of Common Stock and 735 shares of Common Stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Investment Partners VII, Limited Partnership and Oak VII Affiliates Fund, Limited Partnership, respectively.

      Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5            Ownership of Five Percent or Less of a Class.

   Not Applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person.

   Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

   Not applicable

Item 8            Identification and Classification of Members of the Group.

   Not applicable

Item 9            Notice of Dissolution of Group.

   Not applicable

Item 10           Certification.

   Not applicable

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 16, 1999

                                 Oak Investment Partners VII,
                                 Limited Partnership

                                 By: Oak Associates VII, LLC,
                                     As General Partner


                                 By: /s/ Edward F. Glassmeyer
                                     ----------------------------------------
                                     Managing Member


                                 Oak Associates VII, LLC

                                 By: /s/ Edward F. Glassmeyer
                                     ----------------------------------------
                                     Managing Member


                                 Oak VII Affiliates Fund, Limited Partnership

                                 By: Oak VII Affiliates, LLC
                                     As General Partner

                                 By: /s/ Edward F. Glassmeyer
                                     ----------------------------------------
                                     Managing Member


                                 Oak VII Affiliates, LLC

                                 By: /s/ Edward F. Glassmeyer
                                     ----------------------------------------
                                     Managing Member

                                 OAK MANAGEMENT CORPORATION

                                 By: /s/ Edward F. Glassmeyer
                                     ------------------------
                                     Name:  Edward F. Glassmeyer
                                     Title: President


                                     /s/ Bandel L. Carano
                                     ----------------------------
                                     Bandel L. Carano


                                     /s/ Fredric W. Harman
                                     ----------------------------
                                     Fredric W. Harman


                                     /s/ Gerald R. Gallagher
                                     ----------------------------
                                     Gerald R. Gallagher


                                     /s/ Edward F. Glassmeyer
                                     ----------------------------
                                     Edward F. Glassmeyer


                                     /s/ Seth L. Harrison
                                     ----------------------------
                                     Seth L. Harrison


                                     /s/ Ann H. Lamont
                                     ----------------------------
                                     Ann H. Lamont


                                     /s/ Eileen M. More
                                     ----------------------------
                                     Eileen M. More

                                INDEX TO EXHIBITS

                                                                            Page
                                                                            ----

EXHIBIT A               Agreement of Reporting Persons                      19

                                    Exhibit A

      Each of the undersigned hereby agrees that the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Inktomi Corporation has been filed on behalf of the undersigned.

Signature:

      Dated February 16, 1999

                               Oak Investment Partners VII, Limited Partnership

                               By: Oak Associates VII, LLC,
                                   As General Partner

                               By: /s/ Edward F. Glassmeyer
                                   --------------------------------------------
                                   Managing Member


                               Oak Associates VII, LLC

                               By: /s/ Edward F. Glassmeyer
                                   --------------------------------------------
                                   Managing Member


                               Oak VII Affiliates Fund, Limited Partnership

                               By: Oak VII Affiliates, LLC
                                   As General Partner

                               By: /s/ Edward F. Glassmeyer
                                   --------------------------------------------
                                   Managing Member


                               Oak VII Affiliates, LLC

                               By: /s/ Edward F. Glassmeyer
                                   --------------------------------------------
                                   Managing Member

                               OAK MANAGEMENT CORPORATION

                               By: /s/ Edward F. Glassmeyer
                                   ------------------------
                                   Name:  Edward F. Glassmeyer
                                   Title: President


                                   /s/ Bandel L. Carano
                                   ----------------------------
                                   Bandel L. Carano


                                   /s/ Fredric W. Harman
                                   ----------------------------
                                   Fredric W. Harman


                                   /s/ Gerald R. Gallagher
                                   ----------------------------
                                   Gerald R. Gallagher


                                   /s/ Edward F. Glassmeyer
                                   ----------------------------
                                   Edward F. Glassmeyer


                                   /s/ Seth L. Harrison
                                   ----------------------------
                                   Seth L. Harrison


                                   /s/ Ann H. Lamont
                                   ----------------------------
                                   Ann H. Lamont


                                   /s/ Eileen M. More
                                   ----------------------------
                                   Eileen M. More